Exhibit 99.1

TESORO CORPORATION REPORTS 2016 FIRST QUARTER RESULTS

•	Net earnings from continuing operations of $58 million, or $0.48 per diluted share

•	Adjusted earnings, excluding special items, were $144 million, or $1.19 per diluted share

•	Strong consumer demand drives 71% year-over-year growth in Marketing operating income

•	Total Refining throughput increased 86 thousand barrels per day versus first quarter 2015

•	Narrow crude oil differentials negatively impacted Refining results

•	Continued growth in Logistics earnings

•	Closed the acquisition of Great Northern Midstream LLC

SAN ANTONIO - May 4, 2016 - Tesoro Corporation (NYSE:TSO) today reported first quarter net earnings from continuing operations of $58 million, or $0.48 per diluted share compared to net earnings from continuing operations of $145 million, or $1.15 per diluted share a year ago. First quarter 2016 earnings include a pre-tax charge of $147 million related to a lower of cost or market (“LCM”) inventory adjustment, as well as a pre-tax benefit of $6 million for a legal settlement in Logistics. Earnings for the first quarter of 2015 included a pre-tax benefit of $42 million related to the LCM adjustment. Excluding these items, earnings from continuing operations for 2016 were $144 million, or $1.19 per diluted share and $124 million or $0.98 per diluted share in the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 was $541 million compared to $489 million last year.

	Three Months Ended March 31,
($ in millions, except per share data)	2016	2015
Operating Income (Loss)
Refining	$(100)	$187
TLLP	126	104
Marketing	227	133
Total Segment Operating Income	$253	$424
Net Earnings From Continuing Operations Attributable to Tesoro	$58	$145

Diluted EPS - Continuing Operations	$0.48	$1.15
Diluted EPS - Discontinued Operations	0.09	—
Total Diluted EPS	$0.57	$1.15
Adjusted Diluted EPS - Continuing Operations	$1.19	$0.98

"Our highly integrated business model allowed us to deliver adjusted earnings growth versus last year in spite of narrow crude oil differentials during the quarter and a weak refining margin environment in February," said Greg Goff, Chairman and CEO. "Looking forward, consumer demand for gasoline remains strong and refining margins improved as the quarter ended, which benefits our outlook for the second quarter.”

Tesoro Corporation 2016 | 1

Exhibit 99.1

For the first quarter of 2016, the Company recorded segment operating income of $253 million compared to segment operating income of $424 million in the first quarter of 2015. Excluding special items in each period, total segment operating income was $394 million compared to $395 million last year. First quarter 2016 results reflect strong performance in Marketing and continued growth in Logistics, partially offset by lower refining crack spreads and narrow crude oil differentials.

Excluding the first quarter LCM adjustment for both periods, Refining’s operating income was $47 million in the first quarter of 2016 compared to $145 million a year ago.

The Tesoro Index was $12.15 per barrel for the first quarter of 2016 with a realized gross refining margin of $9.66 per barrel or 80% of the Tesoro Index, compared to a realized gross refining margin of $11.62 per barrel or 70% of the Tesoro Index of $16.71 per barrel last year. Capture rates in the quarter were largely impacted by the narrowing of crude oil differentials, particularly the Bakken differentials, which narrowed by over $4 per barrel relative to WTI and by over $7 per barrel relative to ANS in the first quarter of 2015.

Total refinery throughput for the quarter was 782 thousand barrels per day, or 89% utilization. Manufacturing costs in the first quarter of 2016 decreased $0.78 per barrel over last year to $5.55 per barrel, due to the higher throughput basis in 2016 compared to 2015, which was impacted by a work stoppage.

Logistics operating income was $126 million in the first quarter of 2016 compared to $104 million in the first quarter of 2015. The increase was driven by volume growth in our crude oil gathering business, increased natural gas liquids processing throughput and the acquisition by Tesoro Logistics (NYSE:TLLP) of the Los Angeles Refinery Storage and Pipeline Assets in fourth quarter of 2015.

Marketing operating income was $227 million, up substantially from $133 million a year ago. This segment’s performance in the quarter benefited from a favorable market environment, continued high consumer demand in our regions and growth in our branded network of retail stations. Our branded retail network in the first quarter of 2016 grew by 178 stations over the same period last year.

Corporate and unallocated costs for the first quarter 2016 were $74 million. The effective tax rate was 23.4%, primarily due to a benefit of $13 million, or $0.11 per diluted share from a change in tax accounting rules for stock-based compensation, as well as the continued growth of TLLP’s income in proportion to Tesoro income.

CAPITAL SPENDING AND LIQUIDITY
Capital spending for the first quarter of 2016 was $147 million for Tesoro Corporation and $41 million for TLLP. Turnaround expenditures for the first quarter were $115 million.

Tesoro ended the first quarter with $439 million in cash and cash equivalents compared to $942 million at the end of 2015. The reduction in the cash balance for the quarter largely reflects the purchase of Great Northern Midstream, LLC. Tesoro has $1.3 billion of availability under the Company’s revolving credit facility. Excluding TLLP debt and equity, total debt was $1.2 billion or 19% of total capitalization at the end of the first quarter of 2016. On a consolidated basis total outstanding debt, net of unamortized issuance costs, was $4.1 billion.

Tesoro Corporation 2016 | 2

Exhibit 99.1

The Company has reduced its 2016 capital spend outlook by approximately $500 million to approximately $1 billion. This includes approximately $700 million in capital for Tesoro and approximately $300 million in capital for Tesoro Logistics. The reduction for Tesoro is primarily related to the timing on large projects. The reduction for TLLP is due to deferrals of several gathering projects attributed to low commodity prices and the timing of spending related to the Los Angeles Refinery Interconnect Pipeline project.

Tesoro has $1.4 billion remaining under its previously approved share repurchase programs. The Company did not repurchase shares in the quarter largely due to funding the Great Northern Midstream LLC acquisition that was announced in the fourth quarter 2015. The company remains committed to its financial priorities of investing in high-return capital projects, returning cash to shareholders, and maintaining a strong balance sheet.

Tesoro Corporation today announced that the board of directors has approved a regular quarterly dividend of $0.50 per share payable on June 15, 2016, to all holders of record as of May 31, 2016.

STRATEGIC UPDATE
At Tesoro’s 2015 Investor and Analyst Day, the Company laid out expectations for 2016. These expectations included a Tesoro index of $12 to $14 per barrel, marketing segment fuel margins of $0.11-$0.14 per gallon and crude oil differentials reflecting transportation costs. In addition, the Company committed to deliver $400 million to $500 million of improvements and growth in the logistics business, as well as $500 million to $600 million of year-over-year improvement from higher utilization and operational efficiencies following the labor disruption in 2015.

Through the end of the first quarter of 2016, the Tesoro Index, refining throughout, operational improvements and logistics growth are in line with our expectations. Marketing margins are at the high end of expectations, as fuel volumes continue to grow. However, crude oil differentials are significantly narrower than our expectations and this has resulted in lower capture rates and refining profitability.

In January, Tesoro closed the acquisition of Great Northern Midstream, a crude oil logistics provider which owns and operates a high-quality, recently constructed crude oil pipeline, gathering system, transportation, storage and rail loading facilities in the Williston Basin of North Dakota. This transaction provides Tesoro direct access to additional advantaged crude oil for its West Coast refineries and has the potential to reduce supply costs as the Company continues to strengthen its supply position. Additionally, the system provides ratable pipeline volumes that will ultimately benefit Tesoro Logistics once offered to the master limited partnership, which is expected in the second half of 2016.

Regarding the Vancouver Energy project, Washington State’s Energy Facility Site Evaluation Council (“EFSEC”) closed the public comment period in January of 2016. EFSEC is set to begin its adjudicative phase with hearings to be held from June 27, 2016 to July 29, 2016.  We expect a final Environmental Impact Statement to be issued this fall, followed by a recommendation to the Governor of Washington.

Tesoro Corporation 2016 | 3

Exhibit 99.1

PUBLIC INVITED TO LISTEN TO ANALYST AND INVESTOR CONFERENCE CALL
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2016 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 875,000 barrels per day and ownership in a logistics business, which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™, Rebel™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning continued strength and growth of consumer demand for gasoline supporting our financial results in the second quarter of 2016; plans to continue repurchasing shares in 2016; expectations about capital spending for both Tesoro and Tesoro Logistics; expectations for the Tesoro index, marketing segment fuel margins and crude oil differentials in 2016; expectations for achievement of targeted improvement objectives, logistics growth and year-over-year improvements from higher utilization and operational efficiencies for 2016; the expected benefits of the acquisition of Great Northern Midstream LLC and, the anticipated offer of those assets to Tesoro Logistics and the timing of such a transaction; timing of the permitting and approval process for the Vancouver Energy project; and expectations for throughput, manufacturing costs, depreciation, corporate expense and interest expense in the second quarter of 2016. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Tesoro Corporation 2016 | 4

Exhibit 99.1

TESORO CORPORATION
SECOND QUARTER 2016 GUIDANCE (Unaudited)

Throughput (Mbpd)
California	500 - 525
Pacific Northwest	165 - 175
Mid-Continent	130 - 140
Consolidated	795 - 840

Manufacturing Cost ($/throughput barrel)
California	$5.50 - 5.75
Pacific Northwest	$3.85 - 4.10
Mid-Continent	$4.15 - 4.40
Consolidated	$4.95 - 5.20

Corporate/System ($ millions)
Refining depreciation	$150
TLLP depreciation	$45
Corporate expense (before depreciation)	$80 - 90
Interest expense (before interest income)	$58
Noncontrolling Interest	$40 - 45

Tesoro Corporation 2016 | 5

NON-GAAP MEASURES

Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses additional metrics that are known as “non-GAAP” financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”). We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings (loss) in a certain period. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA. We define Free Cash Flow as cash flow from operations less sustaining capital expenses comprised of maintenance and regulatory capital expenditures and the return of excess cash flows to shareholders through dividends and distributions to noncontrolling interest.

We present EBITDA and adjusted EBITDA because we believe some investors and analysts use EBITDA and adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA and adjusted EBITDA are also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA and adjusted EBITDA should not be considered as alternatives to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities.

We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.

ITEMS IMPACTING COMPARABILITY

The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented.

6 | Tesoro Corporation 2016

TESORO CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEETS (Unaudited) (In millions, except share data)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents (TLLP: $4 and $16, respectively)	$439	$942
Receivables, net of allowance for doubtful accounts	954	792
Inventories (a)	1,875	2,302
Prepayments and other current assets	235	271
Total Current Assets	3,503	4,307
Net Property, Plant and Equipment (TLLP: $3,086 and $3,450, respectively)	9,494	9,541
Other Noncurrent Assets (TLLP: $1,455 and $1,190, respectively)	3,014	2,484
Total Assets	$16,011	$16,332

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,492	$1,568
Other current liabilities	776	962
Total Current Liabilities	2,268	2,530
Deferred Income Taxes	1,228	1,222
Other Noncurrent Liabilities	809	773
Debt, Net of Unamortized Issuance Costs (TLLP: $2,821 and $2,844, respectively)	4,046	4,067
Equity	7,660	7,740
Total Liabilities and Equity	$16,011	$16,332

(a)
We recorded a lower of cost or market (“LCM”) adjustment to cost of sales of $506 million at March 31, 2016 for our crude oil, refined products, oxygenates and by-product inventories to adjust carrying value of our inventories to reflect replacement cost. At December 31, 2015, we recorded a $359 million LCM adjustment for the same inventories, which was reversed in the first quarter of 2016 as the inventories associated with the adjustment at the end of 2015 were sold or used during the first quarter of 2016.

Tesoro Corporation 2016 | 7

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues	$5,101	$6,463
Costs and Expenses:
Cost of sales (excluding the lower of cost or market inventory valuation adjustment)	3,861	5,307
Lower of cost or market inventory valuation adjustment (a)	147	(42)
Operating expenses	616	577
Selling, general and administrative expenses (b)	82	98
Depreciation and amortization expense	212	179
Loss on asset disposals and impairments	4	4
Operating Income	179	340
Interest and financing costs, net	(60)	(55)
Equity in earnings of equity method investments	2	1
Other income (expense), net	7	(2)
Earnings Before Income Taxes	128	284
Income tax expense	30	96
Net Earnings From Continuing Operations	98	188
Earnings from discontinued operations, net of tax	11	—
Net Earnings	109	188
Less: Net earnings from continuing operations attributable to noncontrolling interest	40	43
Net Earnings Attributable to Tesoro Corporation	$69	$145
Net Earnings Attributable to Tesoro Corporation
Continuing operations	$58	$145
Discontinued operations	11	—
Total	$69	$145
Net Earnings Per Share - Basic:
Continuing operations	$0.49	$1.17
Discontinued operations	0.09	—
Total	$0.58	$1.17
Weighted average common shares outstanding - Basic	119.6	125.2
Net Earnings Per Share - Diluted:
Continuing operations	$0.48	$1.15
Discontinued operations	0.09	—
Total	$0.57	$1.15
Weighted average common shares outstanding - Diluted	121.2	126.9

(b)
Includes stock-based compensation benefit of $3 million and expense of $28 million for the three months ended March 31, 2016 and 2015, respectively. The significant impact to stock-based compensation expense is primarily a result of changes in Tesoro’s stock price during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.

8 | Tesoro Corporation 2016

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
Earnings (Loss) Before Income Taxes
Refining (c)	$(100)	$187
TLLP (c)	126	104
Marketing	227	133
Total Segment Operating Income	253	424
Corporate and unallocated costs (b)	(74)	(84)
Operating Income	179	340
Interest and financing costs, net	(60)	(55)
Equity in earnings of equity method investments	2	1
Other income (expenses), net	7	(2)
Earnings Before Income Taxes	$128	$284
Depreciation and Amortization Expense
Refining	$150	$119
TLLP	44	44
Marketing	12	12
Corporate	6	4
Total Depreciation and Amortization Expense	$212	$179
Special Items, Before Taxes (c)
Refining	$147	$(42)
TLLP	(6)	13
Total Special Items	$141	$(29)
Adjusted EBITDA
Refining	$196	$256
TLLP	174	168
Marketing	239	145
Corporate	(68)	(80)
Total Adjusted EBITDA	$541	$489
Capital Expenditures
Refining	$119	$183
TLLP	41	67
Marketing	13	4
Corporate	15	6
Total Capital Expenditures	$188	$260

(c)	The effects of special items on net earnings before income taxes by segment include:

	Three Months Ended March 31,
	2016	2015
	(in millions)
Refining
Inventory valuation adjustment (a)	$147	$(42)
TLLP
Throughput deficiency receivables (d)	—	13
Legal settlements (e)	(6)	—

Tesoro Corporation 2016 | 9

(d)
During the three months ended March 31, 2015, TLLP invoiced certain natural gas customer $13 million ($4 million to Tesoro, after-tax) for deficiency payments related to opening balance sheet accounts receivable for the natural gas business acquired in 2014.

(e)
Includes a gain recognized during the three months ended March 31, 2016 by TLLP on settlement of amounts disputed by one of its customers on the annual calculation of the natural gas gathering rate. TLLP assumed the obligation for this litigation with the acquisition as part of its purchase price allocation for the natural gas business acquired in 2014 and recognized an estimated settlement amount in excess of the actual amount paid in March 2016.

TESORO CORPORATION
OTHER SUMMARY FINANCIAL INFORMATION (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
Cash Flows From (Used in):
Operating activities	$184	$(148)
Investing activities	(535)	(273)
Financing activities	(152)	(120)
Decrease in Cash and Cash Equivalents	$(503)	$(541)

	March 31, 2016	December 31, 2015
Total debt, net of unamortized issuance costs, to capitalization ratio	35%	34%
Total debt, net of unamortized issuance costs, to capitalization ratio excluding TLLP debt (f)	19%	19%
Working capital (current assets less current liabilities)	$1,235	$1,777
Total market value of TLLP units held by Tesoro (g)	$1,481	$1,633

	Three Months Ended March 31,
	2016	2015
Cash distributions received from TLLP (h):
For common/subordinated units held	$25	$19
For general partner units held	25	16
Total Cash Distributions Received from TLLP	$50	$35

(f)
Excludes TLLP’s total debt, net of unamortized issuance costs, and capital leases of $2.9 billion at both March 31, 2016 and December 31, 2015, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC, and noncontrolling interest of $2.4 billion and $2.5 billion at March 31, 2016 and December 31, 2015, respectively.

(g)
Represents market value of the 32,445,115 common units held by Tesoro at both March 31, 2016 and December 31, 2015. The market values were $45.66 and $50.32 per unit based on the closing unit price at March 31, 2016 and December 31, 2015, respectively.

(h)	Represents distributions received from TLLP during the three months ended March 31, 2016 and 2015 on common or subordinated units and general partner units held by Tesoro.

Tesoro Corporation 2016 | 10

TESORO CORPORATION
SELECTED CONSOLIDATED OPERATING DATA AND RESULTS (Unaudited)

	Three Months Ended March 31,
	2016	2015
Refined Product Sales (Mbpd) (i)
Gasoline and gasoline blendstocks	522	487
Diesel fuel	196	180
Jet fuel	136	158
Heavy fuel oils, residual products and other	98	74
Total Refined Product Sales	952	899

Refined Product Sales Margin ($/barrel) (i) (j)
Average sales price	$54.79	$74.13
Average costs of sales	48.93	65.11
Refined Product Sales Margin	$5.86	$9.02

(i)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(j)
We calculate refined product sales margin per barrel by dividing refined product sales margin by total refined product sales (in barrels). Refined product sales margin represents refined product sales less refined product cost of sales. Average refined product sales price include all sales through our marketing segment as well as in bulk markets and exports through our refining segment. Average costs of sales and related sales margins include amounts recognized for the sale of refined products manufactured at our refineries along with the sale of refined products purchased from third parties to help fulfill supply commitments. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

Tesoro Corporation 2016 | 11

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS (Unaudited)

	Three Months Ended March 31,
REFINING SEGMENT	2016	2015
Total Refining Segment
Throughput (Mbpd)
Heavy crude (k)	176	96
Light crude	561	546
Other feedstocks	45	54
Total Throughput	782	696
Yield (Mbpd)
Gasoline and gasoline blendstocks	443	358
Diesel fuel	172	144
Jet fuel	116	119
Heavy fuel oils, residual products, internally produced fuel and other	102	117
Total Yield	833	738
Segment Operating Income ($ millions)
Gross refining margin (l)	$540	$770
Expenses
Manufacturing costs	395	397
Other operating expenses	93	63
Selling, general and administrative expenses	2	1
Depreciation and amortization expense	150	119
Loss on asset disposal and impairments	—	3
Segment Operating Income (Loss)	$(100)	$187
Gross Refining Margin ($/throughput barrel) (m) (n)	$9.66	$11.62
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (m)	$5.55	$6.33

(k)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(l)
Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel. Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. There was $1 million loss related to other amounts for the three months ended March 31, 2015. Gross refining margin includes the effect of intersegment sales to the marketing segment and services provided by TLLP. Gross refining margin reflects a $506 million LCM reserve related to our inventory as of March 31, 2016 resulting in an incremental expense of $147 million for the three months ended March 31, 2016 when compared to the $359 million LCM reserve recognized as of December 31, 2015. The three months ended March 31, 2015 included a benefit of $42 million for the reversal of a LCM reserve recognized in 2014. No LCM reserve was required at March 31, 2015.

(m)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues for manufactured refined products sold less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(n)	Gross refining margin per throughput barrel on a consolidated and regional basis does not include the incremental expense or benefit associated with the LCM adjustments for all periods presented.

Tesoro Corporation 2016 | 12

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS (Unaudited)

	Three Months Ended March 31,
Refining By Region	2016	2015
California (Martinez and Los Angeles)
Throughput (Mbpd)
Heavy crude (k)	172	90
Light crude	264	295
Other feedstocks	25	37
Total Throughput	461	422

Yield (Mbpd)
Gasoline and gasoline blendstocks	280	223
Diesel fuel	97	83
Jet fuel	66	73
Heavy fuel oils, residual products, internally produced fuel and other	60	75
Total Yield	503	454

Gross Refining Margin ($ millions) (o)	$398	$436
Gross Refining Margin ($/throughput barrel) (n) (o)	$11.64	$10.69
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (m)	$6.74	$7.53
Capital Expenditures ($ millions)	$76	$54

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd)
Heavy crude (k)	4	6
Light crude	167	139
Other feedstocks	15	13
Total Throughput	186	158

Yield (Mbpd)
Gasoline and gasoline blendstocks	85	69
Diesel fuel	35	26
Jet fuel	38	33
Heavy fuel oils, residual products, internally produced fuel and other	34	35
Total Yield	192	163

Gross Refining Margin ($ millions) (o)	$68	$164
Gross Refining Margin ($/throughput barrel) (n) (o)	$5.98	$10.96
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (m)	$3.81	$4.43
Capital Expenditures ($ millions)	$30	$26

Tesoro Corporation 2016 | 13

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS (Unaudited)

	Three Months Ended March 31,
	2016	2015
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	130	112
Other feedstocks	5	4
Total Throughput	135	116

Yield (Mbpd)
Gasoline and gasoline blendstocks	78	66
Diesel fuel	40	35
Jet fuel	12	13
Heavy fuel oils, residual products, internally produced fuel and other	8	7
Total Yield	138	121

Gross Refining Margin ($ millions) (o)	$74	$169
Gross Refining Margin ($/throughput barrel) (n) (o)	$7.88	$15.82
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (m)	$3.85	$4.56
Capital Expenditures ($ millions)	$13	$103

(o)	Regional gross refining margin included the following allocation of the LCM adjustments to our inventories:

	California	Pacific Northwest	Mid-Continent	Consolidated Total
LCM Reserve at March 31, 2016	$327	$117	$62	$506
LCM Reserve at December 31, 2015	237	84	38	359
Incremental expense during three months ended March 31, 2016	$90	$33	$24	$147

LCM Reserve at March 31, 2015	$—	$—	$—	$—
LCM Reserve at December 31, 2014	30	8	4	42
Incremental benefit during three months ended March 31, 2015	$(30)	$(8)	$(4)	$(42)

Tesoro Corporation 2016 | 14

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS (Unaudited)

	Three Months Ended March 31,
TLLP SEGMENT	2016	2015
Gathering
Gas gathering throughput (thousands of MMBtu/day) (p)	903	1,020
Average gas gathering revenue per MMBtu (p) (q)	$0.53	$0.39
Crude oil gathering pipeline throughput (Mbpd)	216	156
Average crude oil gathering pipeline revenue per barrel (q)	$1.78	$1.95
Crude oil gathering trucking volume (Mbpd)	29	46
Average crude oil gathering trucking revenue per barrel (q)	$3.27	$3.23
Processing
NGL processing throughput (Mbpd)	8	7
Average keep-whole fee per barrel of NGL (q)	$35.08	$31.84
Fee-based processing throughput (thousands of MMBtu/day)	675	689
Average fee-based processing revenue per MMBtu (q)	$0.43	$0.46
Terminalling and Transportation
Terminalling throughput (Mbpd)	907	918
Average terminalling revenue per barrel (q)	$1.31	$1.10
Pipeline transportation throughput (Mbpd)	824	818
Average pipeline transportation revenue per barrel (q)	$0.40	$0.39

Segment Operating Income ($ millions)
Revenues
Gathering	$91	$77
Processing	71	67
Terminalling and transportation	138	119
Total Revenues (r)	300	263
Expenses
Operating expenses (s)	105	90
General and administrative expenses (t)	24	25
Depreciation and amortization expense	44	44
Gain on asset disposals and impairments	1	—
Segment Operating Income	$126	$104

(p)
Prior to TLLP’s deconsolidation of Rendezvous Gas Services L.L.C. (“RGS”) as of January 1, 2016, fees paid by TLLP to RGS were eliminated upon consolidation and third-party transactions, including revenue and throughput volumes, were included in its results of operations. Third party volumes associated with RGS, included in gas gathering volume for the three months ended March 31, 2015, were 146 thousand MMBtu/d and reduced our average gas gathering revenue per MMBtu by $0.05. RGS had third party gas gathering volumes of 126 thousand MMBtu/d for the three months ended March 31, 2016. These volumes are no longer included in our operational data.

(q)
Management uses average revenue per barrel and average revenue per MMBtu to evaluate performance and compare profitability to other companies in the industry. We calculate average revenue per barrel as revenue divided by total throughput or keep-whole processing volumes. We calculate average revenue per MMBtu as revenue divided by gas gathering and fee-based processing volume. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(r)
TLLP segment revenues from services provided to our refining segment were $169 million and $148 million for the three months ended March 31, 2016 and 2015, respectively. These amounts are eliminated upon consolidation.

Tesoro Corporation 2016 | 15

(s)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. Amounts billed by Tesoro totaled $37 million and $29 million for the three months ended March 31, 2016 and 2015, respectively. Operating expenses also include imbalance gains and reimbursements pursuant to the Amended Omnibus Agreement of $7 million and $8 million for the three months ended March 31, 2016 and 2015, respectively. These amounts are eliminated upon consolidation. TLLP segment third-party operating expenses related to the transportation of crude oil and refined products related to Tesoro’s sale of those refined products during the ordinary course of business are reclassified to cost of sales in our condensed statements of consolidated operations upon consolidation. In addition, the three months ended March 31, 2015 contain $6 million in fees paid by TLLP to RGS for volumes attributable to its operations that were eliminated in consolidation. However, those fees are no longer eliminated as a result of the deconsolidation of RGS. Fees paid by us to RGS for the three months ended March 31, 2016 that were not eliminated were $7 million.

(t)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various operational and administrative contracts. These amounts totaled $17 million for both the three months ended March 31, 2016 and 2015 and are eliminated upon consolidation. General and administrative expenses are reclassified to cost of sales as it relates to Tesoro’s sale of refined products in our condensed statements of consolidated operations upon consolidation.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS (Unaudited)

	Three Months Ended March 31,
MARKETING SEGMENT	2016	2015
Number of Branded Stations (at the end of the period)
MSO operated	591	584
Jobber/Dealer operated	1,845	1,674
Total Stations	2,436	2,258

Fuel Sales (millions of gallons)	2,166	2,060

Fuel Margin ($/gallon) (u)	$0.14	$0.10

Segment Operating Income ($ millions)
Gross Margins
Fuel (u)	$302	$204
Other non-fuel	16	14
Total Gross Margins	318	218
Expenses
Operating expenses	72	69
Selling, general and administrative expenses	5	3
Depreciation and amortization expense	12	12
Loss on asset disposals and impairments	2	1
Segment Operating Income	$227	$133

(u)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon and different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment.

Tesoro Corporation 2016 | 16

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$109	$188
Earnings from discontinued operations, net of tax	(11)	—
Depreciation and amortization expense	212	179
Interest and financing costs, net	60	55
Income tax expense	30	96
EBITDA	400	518
Special items (c)	141	(29)
Adjusted EBITDA	$541	$489

Reconciliation of Cash Flows from Operating Activities to EBITDA and Adjusted EBITDA
Net cash from operating activities	$184	$(148)
Net cash used in discontinued operations	2	—
Turnaround and branding charges	133	83
Changes in current assets and current liabilities	22	428
Income tax expense	30	96
Stock-based compensation benefit (expense)	3	(28)
Interest and financing costs, net	60	55
Other	(34)	32
EBITDA	400	518
Special items (c)	141	(29)
Adjusted EBITDA	$541	$489

Tesoro Corporation 2016 | 17

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
Reconciliation of Refining Operating Income (Loss) to Refining EBITDA and Adjusted EBITDA
Operating income (loss)	$(100)	$187
Impact related to TLLP Predecessor presentation (v)	—	(4)
Depreciation and amortization expense	150	119
Equity in loss of equity method investments	(2)	(2)
Other income (expense), net	1	(2)
EBITDA	49	298
Special items (c)	147	(42)
Adjusted EBITDA	$196	$256

Reconciliation of TLLP Operating Income to TLLP EBITDA and Adjusted EBITDA
Operating income	$126	$104
Loss attributable to Predecessor (v)	—	4
Depreciation and amortization expense	44	44
Equity in earnings of equity method investments	4	3
Other income, net	6	—
EBITDA	180	155
Special items (c)	(6)	13
Adjusted EBITDA	$174	$168

Reconciliation of Marketing Operating Income to Marketing EBITDA and Adjusted EBITDA
Operating income	$227	$133
Depreciation and amortization expense	12	12
EBITDA and Adjusted EBITDA	$239	$145

Reconciliation of Corporate and Other Operating Loss to Corporate and Other EBITDA and Adjusted EBITDA
Operating loss	$(74)	$(84)
Depreciation and amortization expense	6	4
EBITDA and Adjusted EBITDA	$(68)	$(80)

(v)
The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented. The TLLP financial data is derived from the combined financial results of the TLLP predecessor (the “TLLP Predecessor”). We refer to the TLLP Predecessor and, prior to each acquisition date, the acquisitions from Tesoro collectively, as “TLLP’s Predecessors.”

Tesoro Corporation 2016 | 18

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended March 31,
	2016	2015
Reconciliation of Operating Income excluding Special Items
Total Segment Operating Income	$253	$424
Special items (c)	141	(29)
Total Segment Operating Income excluding Special Items	$394	$395

Total Refining Segment Operating Income (Loss)	$(100)	$187
Special items (c)	147	(42)
Total Refining Segment Operating Income excluding Special Items	$47	$145

Annual Expected EBITDA Contribution from Drop Down
Reconciliation of Projected Net Earnings to Projected Annual EBITDA:
Projected net earnings	$ 50 - 80
Add: Depreciation and amortization expenses	3
Add: Interest and financing costs, net	17
Annual Expected EBITDA	$ 70 - 100

TLLP 2017 Projected Annual EBITDA
Reconciliation of TLLP Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$650
Depreciation and amortization expense	175
Interest and financing costs, net	175
Projected Annual EBITDA	$1,000

Tesoro Corporation 2016 | 19

TESORO CORPORATION
NET EARNINGS ADJUSTED FOR SPECIAL ITEMS (Unaudited) (In millions except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$58	$145
Special Items, After-tax: (w)
Inventory valuation adjustment (a)	88	(25)
Throughput deficiency receivables (d)	—	4
Legal settlements (e)	(2)	—
Adjusted Earnings	$144	$124

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$0.48	$1.15
Special Items Per Share, After-tax: (w)
Inventory valuation adjustment (a)	0.73	(0.20)
Throughput deficiency receivables (d)	—	0.03
Legal settlements (e)	(0.02)	—
Adjusted Diluted EPS	$1.19	$0.98

(w)
For the purpose of reconciling net earnings, special items have been adjusted pre-tax to reflect our limited and general partner interests in TLLP including amounts attributable to our incentive distribution rights.

Tesoro Corporation 2016 | 20